Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MGO GLOBAL INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF DECEMBER, A.D. 2021, AT 10:52 O`CLOCK A.M.

6430999 8100	Authentication: 204875057
SR# 20213984638	Date: 12-06-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MGO GLOBAL INC.

MGO Global Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

1.       The name of the Corporation is MGO Global Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 30, 2021.

2.       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.       The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, MGO Global Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Maximiliano Ojeda, a duly authorized officer of the Corporation, on December 6, 2021.

By:	/Maximiliano Ojeda/
Name: Maximiliano Ojeda

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:52 AM 12/06/2021
FILED 10:52 AM 12/06/2021
SR 20213984638 – file Number 6430999

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MGO GLOBAL INC.

1.       The name of the corporation is MGO Global Inc. (the "Corporation'').

2.       The address of the registered office of the Corporation in the State of Delaware is c/ o United Corporate Services, Inc., 874 Walker Road, Suite C, in the City of Dover, County of Kent in the State of Delaware, 19904. The name of the registered agent of the Corporation at such address is United Corporate Services, Inc.

3.       The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL'').

4.       The total number of shares of stock which the Corporation is authorized to issue is 20,000,000. All shares shall be Common Stock, par value $.00001 per share, and are to be of one class.

5.       The name and mailing address of the incorporator of the Corporation are:

Maximiliano Ojeda

30 Wall Street, 12th Floor

New York, NY 10005

6.       Unless and except to the extent that the by-laws of the Corporation (the "By-Laws'') shall so require, the election of directors of the Corporation need not be by written ballot.

7.       The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person'') who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding''), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Paragraph 7 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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8.       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws or adopt new By-Laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

9.       The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation of the Corporation (the "Certificate of Incorporation'') or the By-Laws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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